Subject to Fed. R. Evid. 408

Exhibit 10.2

Agreement

This Agreement (the “Agreement”) is made, as of October 27, 2008 (the “Effective Date”), between Morgan Stanley, Visa Inc. (“Visa”) and MasterCard Incorporated (“MasterCard”) (collectively the “Parties,” and each a “Party”).

WHEREAS, Visa and MasterCard contemplate entering into a settlement agreement with Discover Financial Services, Inc. and certain of its affiliates (“Discover”) to resolve Discover Financial Services, et al. v. Visa U.S.A. Inc., et al., Case No. 04-CV-07844 (S.D.N.Y.) (the “Litigation”); and

WHEREAS, pursuant to the Separation and Distribution Agreement by and Between Morgan Stanley and Discover Financial Services dated as of June 29, 2007 (the “Separation Agreement”), Morgan Stanley is entitled to receive from Discover a portion of the proceeds of such settlement; and

WHEREAS, to facilitate a settlement of the Litigation and its receipt of funds pursuant to the Separation Agreement, Morgan Stanley has agreed to make certain payments to Visa and MasterCard as set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree, intending to be legally bound, as follows.

1.	Condition Precedent. This Agreement is conditioned upon the execution by Visa, MasterCard, and Discover of a settlement agreement in the Litigation pursuant to which Visa and MasterCard will make settlement payments to Discover totaling $2.75 billion (such settlement an “Applicable Settlement” and the agreement memorializing such settlement the “Applicable Settlement Agreement”). In the event that no such Applicable Settlement is reached before December 15, 2008 this Agreement shall be null and void and of no further effect, except that the provisions relating to confidentiality of paragraph 7 shall continue in full force and effect.

2.	Notice by Visa and MasterCard. In order to facilitate the payments by Morgan Stanley set forth in paragraph 3, not less than 48 hours prior to making any payment pursuant to an Applicable Settlement, (i) Visa shall provide notice of the dates and times on which it will make its settlement payments to Discover (each a “Visa Payment Time”) and of the account to which the payments to Visa by Morgan Stanley contemplated by paragraph 3 shall be made; and (ii) MasterCard shall provide notice of the date and time on which it will make its settlement payment to Discover (the “MasterCard Payment Time”) and of the account to which the payment to MasterCard by Morgan Stanley contemplated by paragraph 3 shall be made.

3.	Payments by the Parties. Each Party will make payments as set forth in this

Subject to Fed. R. Evid. 408

paragraph: (i) at each Visa Payment Time, Visa shall pay that portion of $1,887,500,000 required by the Applicable Settlement Agreement to the account designated by Discover in the Applicable Settlement Agreement; (ii) at each Visa Payment Time, Morgan Stanley shall pay a sum determined by multiplying the contemporaneous Visa payment to Discover by a fraction, the numerator of which is 65,000,000 and the denominator of which is 1,887,500,000, to the account designated by Visa; (iii) at the MasterCard Payment Time, MasterCard shall pay $862,500,000 million to the account designated by Discover in the Applicable Settlement Agreement; and (iv) at the MasterCard Payment Time, Morgan Stanley shall pay $35,000,000 to the account designated by MasterCard. For the avoidance of doubt, the total of all payments by Morgan Stanley pursuant to this Agreement shall not exceed $35,000,000 paid to MasterCard and $65,000,000 paid to Visa.

4.	Tax and Accounting Treatment. Except as otherwise required by applicable law or accounting standards, each Party agrees to treat and report for all tax and accounting purposes the $65 million and $35 million paid hereunder by Morgan Stanley to Visa and MasterCard, respectively, as a reduction in the Applicable Settlement amounts paid by Visa and MasterCard to Discover, respectively, under the Applicable Settlement Agreement.

5.	No Third-Party Beneficiaries. This Agreement is made and shall be binding on and inure solely to the benefit of the Parties and their respective successors or permitted assigns but otherwise confers no rights or defenses upon any non-Party. A Party may not assign any of its obligations under this Agreement to another person or entity without the written consent of each other Party. Subject to the foregoing, each Party shall require any entity(ies) that, as a result of any merger, purchase of assets, reorganization or other transaction, acquires or succeeds to all or substantially all of the business or assets of such Party to assume the obligations of such Party under this Agreement pursuant to a written assumption agreement in form and substance reasonably satisfactory to the other Parties.

6.	Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to its conflicts of law principles. All Parties hereby agree that this Agreement is consistent with public policy.

7.	Confidentiality. The Parties agree to work in good faith to coordinate the timing of any public announcement regarding the existence or terms of this Agreement.

8.	Interpretation. For purposes of interpretation, this Agreement shall be deemed to have been drafted by the Parties equally and no ambiguity shall be resolved against any Party by virtue of their participation in the drafting of this Agreement.

9.

Integrated Agreement. The Parties acknowledge and agree that, except for any agreements to which Morgan Stanley is not a Party, this Agreement constitutes the sole and only agreement between the Parties with respect to the subject matter

Subject to Fed. R. Evid. 408

hereof and that it correctly sets forth the rights, duties, and obligations of each Party to each other Party as of the Effective Date.

10.	Assignability. No Party may assign all or any of its rights or obligations under this Agreement without the express written consent of the other Parties. This Agreement shall apply to and bind the Parties and their respective successors in interest, including any entity succeeding to or acquiring a controlling interest in any significant, wholly-owned business division of a Party or a significant portion of the Party’s assets.

11.	Counterparts. This Agreement may be executed in counterparts with the same force and effect as if executed in one complete and original document.

12.	Severability. If any section or clause of this Agreement is found to be illegal or invalid or unenforceable for any reason, it shall be deemed to be modified to the minimum extent necessary to cure such illegality, invalidity, or unenforceability and the remaining sections and clauses of this Agreement will remain in full force and effect.

13.	Approvals. Each Party affirms for the other Parties that no further approvals of or votes on this Agreement are required.

Visa Inc., Visa U.S.A. Inc., and Visa International Service Association	Morgan Stanley By:

By: /s/ Joshua R. Floum	By: /s/ Eric Grossman
Joshua R. Floum	Eric Grossman
General Counsel and Corporate Secretary Visa Inc.	Managing Director and Global Head of Litigation
Dated: October 27, 2008	Morgan Stanley
Dated: October 27, 2008

MasterCard International Incorporated and MasterCard Incorporated

By: /s/ Noah J. Hanft
Noah J. Hanft
General Counsel, Chief Franchise Officer & Corporate Secretary
MasterCard Incorporated
Dated: October 27, 2008

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